                                GTC TELECOM CORP.
                         SUBSIDIARIES OF THE REGISTRANT
                                                                 Percentage
                                                                 of voting
                             State or other jurisdiction  of     securities
Name                          incorporation or organization        owned
-------                    -----------------------------------  ------------

U.S. Main Corporation                   Nevada                     100%

ecallingcards.com, Inc.                 Nevada                     100%

CallingPlanet.com, Inc.                 Nevada                     100%
